 Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of August 17, 2021, by and between CalEthos, Inc., a Nevada corporation (the “Company” to be renamed AIQ Blockchain, Inc.), and M1 Advisors LLC a Delaware corporation (the “Consultant”).

WHEREAS, the Company desires to retain the consulting services of the Consultant and to have the Consultant provide services as the Company’s “Chief Executive Officer”, and the Company wishes to acquire and be assured of Consultant’s consulting services on the terms and conditions hereinafter set forth; and

WHEREAS, the Consultant desires to serve and consult with the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Consultant hereby agree as follows:

1. Consulting Relationship.

(a) The Company hereby retains the Consultant to consult with the Company from time to time and to perform the consulting services provided in Section 3 hereof, and the Consultant hereby agrees to perform such consulting services, for the period set forth in Section 2 hereof. During the Consulting Term (as hereinafter defined), Consultant shall not be deemed to be an employee of the Company but shall be an independent contractor and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. This Agreement does not create any employer-employee, agency or partnership relationship. As an independent contractor, Consultant’s expenses shall be limited to those expressly stated in this Agreement.

(b) To the best of the Consultant’s knowledge: (i) the Consultant is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Consultant’s acceptance of its engagement hereunder by the Company, the engagement of the Consultant by the Company, or the Consultant’s undertakings under this Agreement and (ii) its performance of all the terms of this Agreement and its engagement by the Company as a consultant does not and will not breach any agreement to keep in confidence proprietary information acquired by the Consultant, or any affiliate thereof, in confidence or in trust prior to its engagement by the Company.

2. Term.

(a) This Agreement commences as of the date set forth above and will continue for an initial term of one (1) year (the “Initial Term”). After the Initial Term, this Agreement shall be automatically renewed on a year-to-year basis unless either party hereto gives written notice of termination (the “Termination Notice”) to the other party hereto not less than 30 days prior to the last day of the then existing term. The Initial Term and any extension of the term of this Agreement pursuant to this Section 2(a) is hereinafter referred to as the “Consulting Term”). Notwithstanding the foregoing, the Consulting Term shall terminate upon the death of the Consultant.

(b) This Agreement does not make Consultant an employee of CalEthos. However, it is envisioned that should certain milestones be met by the Company and the Consultant and if both parties are interested in doing so, a formal employment agreement may be drawn up to transition the Consultant to an employee of the Company. At that time the Company will be required to withhold payroll taxes and any other government required deductions from the Employee’s monthly salary. In addition, as an employee, the Consultant will be eligible for any government required or Company provided benefits.

(c) Should an Employment Agreement be drawn up it would offer Consultant a starting annual base salary with a bonus and benefits program in line with similar roles in the computer and bitcoin industries.

(d) Notwithstanding Section 2(a) hereof, the Company may terminate this Agreement at any time for “Cause”. For purposes of this Agreement, “Cause,” shall mean:

i.	any fraud, misappropriation or embezzlement by the Consultant in connection with the Company’s business;
ii.	any conviction of or guilty plea to a felony or a gross misdemeanor by the Consultant that has or can be expected to have a detrimental effect on the Company or on the Consultant’s ability to perform the Consultant’s duties;
iii.	any communication or disclosure by the Consultant that may result in potential harm or damage to the reputation or business prospects of the Company, as determined in the sole discretion of the Company; or
iv.	a breach by the Consultant of the provisions of Section 5 or 6 hereof.

3. Duties.

a. The Consultant shall consult with the Company regarding its planned business endeavors to develop a 5 nanometer ASIC chip for bitcoin mining machines and a completed bitcoin mining system for the Company as requested by the Company’s Board of Directors from time to time, and shall act as the Company’s Chief Executive Officer of the Company during the Consulting Term; provided, however, that the fee payable to the Consultant pursuant to Section 4(a) hereof shall constitute consideration for any such service and the Consultant shall not be entitled to any additional compensation in respect of such service. The Consultant shall faithfully and competently perform such consulting services at such times and places and in such manner as the Board of Directors of the Company shall from time to time determine.

b. During the Consulting Term, the Consultant shall be required to provide as much of his time as reasonably required to achieve the mutually agreed to product development schedule and goals of the Company. The Consultant, during the term of this Agreement, may engage in other activities as he may see fit, so long as such activities do not interfere with the performance of the Consultant’s duties pursuant to the terms of this Agreement and do not violate the terms of sections 5 or 6 herein.

c. Specifically, the Consultant will be responsible for building a management team and overseeing the execution of the Company’s plan to develop a 5 nanometer ASIC chip for bitcoin mining machines and a complete bitcoin mining machine that the Company can sell to bitcoin miners. The Consultant shall:

i.	build a management team to execute the Company’s business plan.
ii.	arrange all items necessary for operations in the U.S. and South Korea, including an office, manufacturing and warehousing facilities.
iii.	oversee and manage all employees and contractors necessary to meet the Company’s chip and system development budget and schedule and develop, fund and staff a sales plan in advance of completed products being available for sale to the market.
iv.	notwithstanding the foregoing, none of the shares shall vest unless, at the time of vesting, the Consultant shall be providing services as a Consultant or Employee of Company.

4. Fees, Equity Compensation and Expenses.

a. Fees. During the Consulting Term, the Company shall pay the Consultant Sixteen Thousand, Six Hundred and Sixty-Six Dollars ($16,666.00) per month for providing as many hours of work necessary and reasonably required to meet the development schedule and achieve the mutually agreed to goals of the Company. The Fee amount shall be paid in cash twice monthly starting from after the Company has received a minimum of $3,500,000 in debt or equity financing for the Company’s operations.

b. Equity Compensation. The Company shall, pursuant to a Restricted Stock Agreement to be enter into by the Company and Consultant, grant the Consultant Ten Million (1,500,000) shares of the Company’s Common Stock at $0.001 per share, which will vest as follows:

i.	Seven Hundred and Fifty Thousand (750,000) shares shall vest upon the completion of the first two phases of chip development, which include the “FPGA Simulation” and “Tape Out” of the planned 5 nanometer ASIC chip, and,
ii.	Seven Hundred and Fifty Thousand (750,000) shares shall vest upon the completion of the next two phases of the chip development that include the completion of the Foundry Mask for production in the semiconductor foundry and initial production run of chips and the completion of a bitcoin mining system ready for sale to customers.
iii.	Should the Company not raise enough capital to complete the Foundry Mask, initial production run of chips and completion of a bitcoin mining system ready for sale to customers within 6 months of completing the first two phases of development, then all One point Five Million (1,500,000) shares shall be considered vested upon the completion of the first two milestones.

c. Expenses. The Consultant shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Consultant in the performance of the Consultant’s duties hereunder in accordance with the Company’s policies applicable (on and after the date hereof) thereto.

d. Withholding, Etc. In conformity with the Consultant’s independent contractor status and without limiting any of the foregoing, the Consultant understands that no deduction or withholding for taxes or contributions of any kind shall be made by the Company. The Consultant agrees to accept exclusive liability for the payment of all self employment taxes or contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the remuneration paid to the Consultant or the Consultant’s agents, if any, as independent contractors and to reimburse and indemnify the Company for any such taxes or contributions or penalties which the Company may be compelled to pay as a result of the Consultant’s non-payment of the same as a self employed individual. The Consultant also agrees to take all action and comply with all applicable administrative regulations necessary for the payment by the Consultant of such.

5. Inventions and Confidential Information. The Consultant hereby covenants, agrees and acknowledges as follows:

(a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its businesses.

(b) The Consultant’s engagement hereunder creates a relationship of confidence and trust between the Consultant and the Company with respect to certain information pertaining to the business of the Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of the Company or its Affiliates which may be made known to the Consultant by the Company or any of its Affiliates or by any client or customer of the Company or any of its Affiliates or learned by the Consultant during the period of Consultant’s engagement by the Company.

(e) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Consultant during the period of Consultant’s engagement or arising out of Consultant’s engagement) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

(f) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know- how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Consultant (whether at the request or suggestion of the Company, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Consultant’s engagement by the Company which may pertain to the business, products or processes of the Company or any of its Affiliates (collectively hereinafter referred to as “Inventions”), will be promptly and fully disclosed by the Consultant to an appropriate executive officer of the Company (other than Consultant) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by Consultant as aforesaid. For the purposes of this Agreement, the term “Affiliate” or “Affiliates” shall mean any person, corporation or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For the purposes of this definition, “control” when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(g)The Consultant will keep confidential and will hold for the Company’s sole benefit any Invention which is to be the exclusive property of the Company under this Section 5 for which no patent, copyright, trademark or other right or protection is issued.

(h) The Consultant also agrees that the Consultant will not without the prior written consent of the Board of Directors of the Company (i) use for Consultant’s benefit or disclose at any time during Consultant’s engagement by the Company, or thereafter, except to the extent required by the performance by the Consultant of the Consultant’s duties as a consultant of the Company, any information obtained or developed by the Consultant while engaged by the Company with respect to any Inventions or with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any of its Affiliates, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by the Consultant not permitted hereunder, or (ii) take with the Consultant upon termination of its engagement by the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its Affiliates.

(i) The Consultant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 5 would be inadequate and, therefore, agrees that the Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

(j) The Consultant agrees that upon termination of Consultant’s engagement by the Company for any reason, the Consultant shall immediately return to the Company all documents and other property in Consultant’s possession belonging to the Company or any of its Affiliates.

(k) Without limiting the generality of Section 5 hereof, the Consultant hereby expressly agrees that the foregoing provisions of this Section 5 shall be binding upon the Consultant’s partners, employees, successors and legal representatives.

(l) Non-Competition. (a) The term “Non-Compete Term” shall mean the period during which Consultant is engaged hereunder and the one-year period thereafter.

(m)	During the Non-Compete Term:

i.	the Consultant will not make any statement or perform any act intended to advance an interest of any direct competitor of the Company or any of its Affiliates in any way that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing customers or clients, or knowingly solicit or encourage any employee of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates or inconsistent with the interest of the Company or any of its Affiliate’s interests or in violation of any provision of this Agreement;

ii.	the Consultant will not discuss with any customers or clients of the Company or any of its Affiliates the present or future availability of services or products of a business, if the Consultant has or expects to acquire a proprietary interest in such business or is or expects to be a consultant, employee, officer or director of such business, where such services or products are directly competitive with services or products which the Company or any of its Affiliates provides;

iii.	the Consultant will not make any statement or do any act intended to cause any customers or clients of the Company or any of its Affiliates to make use of the services or purchase the products of any directly competitive business in which the Consultant has or expects to acquire a proprietary interest or in which the Consultant is or expects to be made an employee, officer or director, if such services or products directly compete with the services or products sold or provided or expected to be sold or provided by the Company or any of its Affiliates to any customer or client; and

iv.	the Consultant will not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in direct competition with, or own any interest in, perform any services for, participate in or be connected with (i) any business or organization which engages in direct competition with the Company or any of its Affiliates in any geographical area where any business is presently carried on by the Company or any of its Affiliates, or (ii) any business or organization which engages in direct competition with the Company or any of its Affiliates in any geographical area where any business shall be hereafter, during the period of the Consultant’s engagement by the Company, carried on by the Company or any of its Affiliates, if such business is then being carried on by the Company or any of its Affiliates in such geographical area; provided, however, that the provisions of this Section 5(a) shall not be deemed to prohibit the Consultant’s ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company. At the end of the Consultant’s engagement, the Company, in good faith, shall provide to the Consultant a list of the Company’s then-existing direct competitors, Affiliates, customers, businesses, organizations and others to which this Section 5 refers.

  (n) During the Non-Compete Term, the Consultant will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered services, or sold any products, to the Company or any of its Affiliates if such action by Consultant would have a material adverse effect on the business, assets or financial condition of the Company or any of its Affiliates.

(o) In connection with the foregoing provisions of this Section 5, the Consultant represents that Consultant’s experience, capabilities and circumstances are such that such provisions will not prevent Consultant from earning a livelihood. The Consultant further agrees that the limitations set forth in this Section 5 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. It is understood and agreed that the covenants made by the Consultant in this Section 5 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

(p) For purposes of this Section 5, proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business.

(q) The Consultant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 5 would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

6. Non-Assignability.

a. Neither this Agreement nor any right or interest hereunder shall be assignable by the Consultant or its legal representatives without the Company’s prior written consent.

b. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7. Binding Effect. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, legal representatives and assigns.

8. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company’s principal place of business, 11753 Willard Ave., Tustin, CA 92782, attention: Chief Executive Officer (with a copy to Pryor Cashman LLP, 7 Times Square, New York, New York 10036-6569, Attention: Eric M. Hellige, Esq.), and if to the Consultant, at Consultant’s office address set forth above, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

9. Severability. The Consultant agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 5 or 6 hereof is void or constitutes an unreasonable restriction against the Consultant, such provision shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 5 or 6 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

10. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

11. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

12. Jurisdiction. This Agreement and all issues and claims arising out of or relating in any way to this Agreement shall be governed exclusively by the laws of the State of California, including its statutes of limitations, without giving effect to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Any and all claims or disputes between the parties that arise from or relate or pertain in any way to this Agreement, to the parties’ rights or obligations under this Agreement, to the subject matter of this Agreement, or the arbitrability of any such claim or dispute shall be resolved solely and exclusively by binding arbitration in Orange County, California before a single Arbitrator in a confidential arbitration proceeding to be conducted by JAMS in the English language pursuant to the JAMS International Arbitration Rules and Procedures. No person shall be eligible to serve as arbitrator in any such proceeding unless he or she shall have served as a state or federal Judge or Justice of a court within the State of California for at least five years. The prevailing party or parties to any such dispute shall be entitled to recover all of its or their reasonable attorneys’ fees and other costs of the arbitration, and any related judicial proceedings, from the non-prevailing party or parties. Each party to this Agreement hereby consents irrevocably to the jurisdiction of the state and federal courts located in the State of California for the purpose of enforcing this agreement to arbitrate and for the purposes of any proceedings to confirm, vacate or modify any arbitration award rendered hereunder. Any party may also apply to any court anywhere in the world for the purpose of enforcing any such arbitration award.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Survival. The termination of Consultant’s engagement hereunder shall not affect the enforceability of Sections 5 or 6.

15. Further Assurances. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

16. Headings. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

17. Electronic Signatures. Electronic signatures sent in a PDF file will be accepted as originals.

IN WITNESS WHEREOF, the Company and the Consultant have duly executed and delivered this Agreement as of the day and year first above written.

CALETHOS, INC.:
By:	/s/Michael Campbell
Name:	Michael Campbell
Title:	Chief Executive Officer

M1 ADVISORS LLC

By:	/s/Michael Campbell
Name:	Michael Campbell
Title:	Managing Member